UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported)  December 1, 2005


                   AEI INCOME & GROWTH FUND 25 LLC
      (Exact name of registrant as specified in its charter)


   State of Delaware              000-50609         75-3074973
(State or other jurisdiction  (Commission File    (IRS Employer
   of incorporation)               Number)      Identification No.)


      30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
             (Address of Principal Executive Offices)


                          (651) 227-7333
       (Registrant's telephone number, including area code)


  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written  communication  pursuant  to  Rule  425  under  the
      Securities Act (17 CFR 230.425)
[  ]  Soliciting  material  pursuant to  Rule  14a-12  under  the
      Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

       On December 1, 2005, the Company purchased a Jared Jewelry store in Concord, New Hampshire for $4,072,800 from Loudon Road N.H. Rte. 9 Development, LLC, an unrelated third party. The property is leased to Sterling Inc. under a Lease Agreement with a primary term of 20 years, which may be renewed for up to four consecutive terms of five years. The Lease requires annual base rent of $286,495, which will increase every five years by ten percent. The Lease is a triple net lease under which the lessee is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property.

       The Company purchased the property with cash received from the sale of LLC Units. The store was constructed in 2005 and is a 5,868 square foot building on approximately .60 acres. The freestanding retail store is located at 297 Loudon Road, Concord, New Hampshire.

       Sterling Inc. is a subsidiary of Sterling Jewelers Inc. (Sterling), which has guaranteed the lease. Sterling is the second largest specialty retailer of fine jewelry in the United States with over 1,100 stores, under the names Kay Jewelers, Jared, The Galleria of Jewelry and a number of regional names. For the fiscal year ended January 31, 2005, Sterling reported a net worth of approximately $1.3 billion, net sales of approximately $2.1 billion and net income of approximately $137 million. Sterling is a wholly owned subsidiary of Signet US Holdings, Inc., which in turn is wholly owned by Signet Group plc, whose shares are listed on the London Stock Exchange and whose American Depositary Shares are traded on the NASDAQ National Market under the symbol SIG.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

      (a) Financial statements of businesses acquired - Because the property acquired is subject to a net lease and represents less than 20% of the total assets of the
          Company   as   of  December  31,  2004,  no   financial
          statements are required.

      (b) Pro  forma  financial information - A limited number  of pro forma adjustments are required to illustrate the effects of the above transaction on the Company's
          balance  sheet  and  income statement.   The  following
          narrative description is furnished in lieu of the pro forma statements:

          Assuming the Company had acquired the property on January 1, 2004, the Company's Investments in Real Estate would have increased by $4,072,800 and its Current Assets (cash) would have decreased by $4,072,800.

          Rental Income for the Company would have increased from $693,973 to $980,468 for the period ended December 31, 2004 and from $1,095,429 to $1,310,300 for the nine months ended September 30, 2005 if the Company had owned the property during the periods.

          Depreciation Expense would have increased  by  $115,418
          and $86,563 for the period ended December 31, 2004 and the nine months ended September 30, 2005, respectively.

          The net effect of these pro forma adjustments would have caused Net Income to increase from $422,611 to $593,688 and from $719,304 to $847,612, which would have resulted in Net Income of $37.10 and $22.05 per LLC Unit outstanding for the period ended December 31, 2004 and the nine months ended September 30, 2005, respectively.

      (c) Exhibits.

          Exhibit 10.1 - Assignment and Assumption of Purchase Agreement dated October 31, 2005 between the Company and AEI Fund Management, Inc. relating to the Property at 297 Loudon Road, Concord, New Hampshire (incorporated by reference to Exhibit 10.3 of Form 10-QSB filed November 4, 2005).

          Exhibit 10.2 - Assignment and Assumption of Lease dated
          December  1,  2005 between the Company and Loudon  Road
          N.H. Rte. 9 Development, LLC relating to the Property at 297 Loudon Road, Concord, New Hampshire.


                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI INCOME & GROWTH FUND 25 LLC

                              By: AEI Fund Management XXI, Inc.
                                 Its:  Managing Member


Date:  December 5, 2005       /s/ Patrick W Keene
                              By: Patrick W. Keene
                                 Its:  Chief Financial Officer